                                                                   EXHIBIT 10.39

                        CONFIDENTIAL SEPARATION AGREEMENT
                        AND GENERAL RELEASE OF ALL CLAIMS

      This Confidential Separation Agreement and Release of All Claims ("Separation Agreement") is made by and between Anadys Pharmaceuticals, Inc. ("Anadys" or "the Company") and Michael J. Kamdar ("Mr. Kamdar") with respect to the following facts:

      A. Mr. Kamdar currently is employed by Anadys as Senior Vice President Corporate Development and Finance;

      B. Mr. Kamdar resigns his employment effective May 2, 2005 (the "Separation Date"). As of the Separation Date, all payments and benefits from the Company will cease, except as provided in this Agreement. On execution of this Separation Agreement, Mr. Kamdar will have resigned for all internal and external purposes.

      C. Anadys wishes to resolve all claims and issues that have, or could have been raised, in relation to Mr. Kamdar's employment with Anadys and arising out of or in any way related to the acts, transactions or occurrences between Mr. Kamdar and Anadys to date, including, but not limited to, Mr. Kamdar's employment with Anadys or the conclusion of that employment, on the terms set forth below.

      THEREFORE, in consideration of the promises and mutual agreements set forth in this Separation Agreement, it is agreed by and between the undersigned as follows:

      1. Final Wages. Within three (3) days of his Separation Date, the Company shall provide Mr. Kamdar with a final paycheck which includes accrued and unused vacation pay, less all applicable federal, state and local income, social security and other payroll taxes. Within fourteen (14) days of the Separation Date, the Company shall provide Mr. Kamdar with election forms for medical insurance continuation as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

      2. Consideration from Anadys. Anadys provides the following consideration in exchange for Mr. Kamdar's agreement to the terms of this Separation Agreement.

            2.1 In the event Employee elects to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), Anadys agrees to reimburse Mr. Kamdar for continued health insurance coverage for himself and his family for the same portion of his COBRA health insurance premium that it paid during his employment or until the earlier of (i) nine (9) months from the Separation Date; or (ii) the date on which Mr. Kamdar begins full-time employment with another company or business entity which provides him with similar benefits.

            2.2 Additional Consideration. As additional consideration, Anadys agrees to pay Mr. Kamdar Forty-Five Thousand Dollars ($45,000), less all applicable Federal, state and local income and employment taxes and other deductions required by law. This sum will be paid in two equal payments, one paid within three (3) days of execution of the Separation Agreement and the second made June 2, 2005.

      3. General Release.

            3.1 In exchange for the consideration described in Section 2 above, except for claims under the Workers' Compensation Act and Unemployment Insurance, Mr. Kamdar unconditionally, irrevocably and absolutely releases and discharges Anadys, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Anadys, past and present, as well as Anadys's employees, officers, directors, agents, attorneys, successors and assigns (collectively, "Released Parties"), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Mr. Kamdar's employment with Anadys, the termination of Mr. Kamdar's employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Mr. Kamdar's employment with Anadys. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of the California Labor Code, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the federal Family and Medical Leave Act, the California Family Rights Act, and all claims for attorneys' fees, costs and expenses;

            3.2 The parties declare and represent that they intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, they intend the release herein to be final and complete. The parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

      4. California Civil Code Section 1542 Waiver. By executing this Agreement, Mr. Kamdar acknowledges that he has read the document and has had the opportunity to receive independent legal advice with respect to executing this Agreement. Mr. Kamdar expressly acknowledges and agrees that all rights under
Section 1542 of the California Civil Code are waived. That section provides:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      5. Representation Concerning Filing of Legal Actions. Mr. Kamdar and Anadys represent that, as of the date of this Separation Agreement, neither has filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other, or any of the other Released Parties in any court or with any governmental agency. Mr. Kamdar agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Mr. Kamdar related in any way to the matters discharged herein.

      6. Non-disparagement. Mr. Kamdar agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or disparage the personal and/or business reputations, practices or conduct of Anadys or any of the other Released Parties. Anadys agrees that its Senior Executives, including members of the Anadys Board of Directors, will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or disparage the personal and/or business reputations, practices or conduct of Mr. Kamdar.

      7. Confidential Information.

            7.1 Mr. Kamdar acknowledges and agrees that he has a continuing obligation to keep confidential and not to disclose Anadys' confidential and proprietary information known or learned as a consequence of his employment with the Company, including information that has been created, discovered or developed by, or assigned or entrusted to, the Company or to Mr. Kamdar in the course of his employment by the Company. This confidential and proprietary information includes, but is not limited to, information which has commercial value, formulas, structures, cloning vectors, nucleic acid sequences, proteins, protein domains, organisms, cell lines and other biological materials, data, processes, laboratory notebooks, know-how, improvements, techniques, marketing plans, strategies, forecasts, business plans, financial information, graphs, photographs, drawings, models, prototypes, computer media and customer lists, research and development, or other technical or business information related to the conduct of Anadys's business proprietary information and materials related to investors or customers, the current, future or proposed business of Anadys, customer accounts, consultants, vendors or others with whom Anadys does business, personnel information respecting any employee of Anadys or the proprietary information of any third party who may have disclosed such information to Anadys or to Mr. Kamdar in the course of business;

            7.2 Mr. Kamdar agrees that he has a continuing obligation under the terms of the Confidentiality Agreement which he signed on August 1, 2001, and that the relevant terms of that agreement will continue in full force and effect;

            7.3 Mr. Kamdar agrees that the terms and conditions of this Separation Agreement, as well as the discussions that led to the terms and conditions of this Separation Agreement, are confidential, and may be disclosed only pursuant to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or to retained attorneys or to his immediate family (spouse, parents, children). When releasing this information to any such person, Mr. Kamdar shall advise the person receiving the information of its confidential nature.

      8. Property of Anadys. Within three (3) days of the Separation Date, Mr. Kamdar will deliver to a Company representative, at a location to be determined, all Company property which he has in his possession, including all equipment and accessories, office equipment, financial information, account lists or client contact lists, credit cards, keys, and documents, including copies of documents.

      9. Injunctive Relief. Mr. Kamdar acknowledges that his obligations as outlined in Sections 7 and 8 of this Separation Agreement are of a special, unique and extraordinary character, and that it would be difficult or impossible to compensate Anadys in money damages for a breach of such provisions of this Separation Agreement. Accordingly, Mr. Kamdar agrees and consents that if he violates any such provisions of this Separation Agreement, Anadys, in addition to all other rights and remedies available under this Separation Agreement or otherwise, shall be entitled to injunctive relief without the necessity of proving actual damages.

      10. No Admissions. Anadys expressly denies liability of any kind to Mr. Kamdar and nothing contained in this Separation Agreement may be construed or used as an admission of any liability in any legal or administrative proceeding.

      11. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of California.

      12. Binding on Successors. This Separation Agreement shall be binding on, and inure to the benefit of, their successors, heirs and/or assigns.

      13. Interpretation; Construction. The headings contained in this Separation Agreement are for reference purposes only and shall not be used in interpreting this Separation Agreement.

      14. Entire Agreement. This Separation Agreement, including the surviving provisions of any agreement protecting the confidentiality of Anadys's proprietary information is the only agreement and understanding between the parties pertaining to the subject matter of this Separation Agreement and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. It is agreed that there are no collateral

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] agreements-or representations, written or oral, regarding the terms and conditions of Mr. Kamdar's separation of employment with Anadys and settlement of all claims between them other than those set forth in this Separation Agreement.

     By: /s/ Michael J. Kamdar                                Date: 05/02/2005
         ---------------------
         Michael J. Kamdar

     Anadys Pharmaceuticals, Inc.

     By: /s/ Kleanthis G. Xanthopoulos, Ph.D.                 Date: 05/02/2005
         ------------------------------------
         Kleanthis G. Xanthopoulos, Ph.D.
         Anadys President and Chief Executive
         Officer